Filed pursuant to Rule 424(b)(3)
Registration No. 333-140580
PROSPECTUS SUPPLEMENT NO. 2
(TO PROSPECTUS DATED FEBRUARY 9, 2007)
5,686,555 Shares
UNIFI, INC.
COMMON STOCK
This prospectus supplement No. 2 supplements and amends the prospectus dated February 9, 2007, as supplemented by prospectus supplement No. 1 dated May 29, 2007, relating to the offer and sale from time to time by certain of our shareholders of up to 8,333,333 shares of our common stock. The original prospectus covered the offer and sale by certain of our shareholders of up to 8,333,333 shares of our common stock, and this prospectus supplement No. 2 relates to the offer and sale of the remaining 5,686,555 shares of our common stock which were not disposed of previously. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this prospectus supplement No. 2 together with the prospectus and prospectus supplement No. 1.
The table on page 16 of the prospectus, which was subsequently amended by prospectus supplement No. 1, sets forth information with respect to the selling shareholders and the respective amounts of shares of our common stock beneficially owned by each selling shareholder that may be offered pursuant to the prospectus. This prospectus supplement amends and restates that table in its entirety, as follows:

	Shares of Common Stock		Number of	Shares of Common Stock
	Beneficially Owned Prior to		Shares	Beneficially Owned After
Securityholder	Offering(1)		Being Offered	Offering(2)

	Number	Percent(3)		Number	Percent

Dillon Yarn Corporation	5,191,298	8.6%	5,191,298	—	—
Little Bay Investment Corp.	131,000	*	131,000	—	—
John Barrie	6,637	*	6,637	—	—
Floyd Lee Johnson	248,000	*	200,000	48,000	*
Harvey Levy	57,620	*	57,620	—	—
Mitchel Weinberger	130,000	*	100,000	30,000	*
Total	5,764,555	9.6%	5,686,555	78,000	*

*	Less than 1%
(1)	Beneficial ownership is as of June 28, 2010 based upon information provided by each selling shareholder named in the table above.

(2)	Assumes sale of all shares of our common stock registered hereunder, even though the selling shareholders are under no obligation known to our company to sell any shares of our common stock at this time.

(3)	Based on 60,172,300 shares of our common stock outstanding as of June 21, 2010.
The prospectus dated February 9, 2007 and the prospectus supplement No. 1 dated May 29, 2007 together with this prospectus supplement No. 2, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the common stock.
Our common stock is traded on the New York Stock Exchange under the symbol UFI. On June 28, 2010, the last reported sales price of our common stock was $3.91 per share.

We urge you to carefully read the section entitled “Risk Factors” beginning on page 4 of the accompanying prospectus, where we describe specific risks associated with our common stock before you make your investment decision.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is June 29, 2010.